Exhibit 10.5

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BGC PARTNERS, L.P.

Amended and Restated as of September 1, 20081

[1]	THE TRANSFER OF THE PARTNERSHIP INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

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This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (together with all exhibits, annexes and schedules hereto, this “Agreement”) of BGC Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of September 1, 2008, is by and among BGC Holdings, LLC, a Delaware limited liability company (“BGC Holdings, LLC”), as general partner; BGC Holdings, L.P., a Delaware limited partnership, (“Holdings”), as a limited partner, and BGC Holdings U.S., Inc., a Delaware corporation (“BGC Holdings US”), as a limited partner, and the Persons to be admitted as Partners (as defined below) or otherwise parties hereto as set forth herein.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, §17-101, et. seq., as amended from time to time (the “Act”) pursuant to an Agreement of Limited Partnership, dated as of July 22, 2004, by and among BGC Holdings, LLC, as the general partner, and Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), as limited partner (as amended and restated on December 7, 2004 and as further amended and restated on March 31, 2008, the “Original Limited Partnership Agreement”);

WHEREAS, Cantor, BGC Partners, Inc., a Delaware corporation (“BGC Partners”), the Partnership, BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco”), and Holdings have entered into that certain Separation Agreement, dated as of March 31, 2008 (the “Separation Agreement”), pursuant to which, among other things, Cantor has agreed to separate the Inter-Dealer Brokerage Business, the Market Data Business and the Fulfillment Business (each as defined in the Separation Agreement and together, the “BGC Businesses”) from the remainder of the businesses of Cantor by contributing the BGC Businesses to BGC Partners and its applicable Subsidiaries, including the Partnership and Global Opco, in the manner and on the terms and conditions set forth in the Separation Agreement (the “Separation”);

WHEREAS, as part of the Separation, (a) BGC Holdings, LLC will continue as the general partner of the Partnership, but will be indirectly controlled by BGC Partners; (b) BGC Holdings US will become a limited partner of the Partnership; and (c) Holdings will continue as a limited partner of the Partnership; and

WHEREAS, the Partners are amending and restating the Original Partnership Agreement in order to, among other things, provide for a mechanism for repurchase of partnership units in the event of a stock buyback or similar transaction, effective immediately.

NOW, THEREFORE, the parties hereto hereby adopt the following as the amended and restated “partnership agreement” of the Partnership within the meaning of the Act:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Period” means (a) in the case of the first Accounting Period, the period commencing on the date of this Agreement and ending at the next Closing of the Books Event, and (b) in the case of each subsequent Accounting Period, the period commencing immediately after a Closing of the Books Event and ending at the next Closing of the Books Event.

“Act” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means “Ancillary Agreements” as defined in the Separation Agreement.

“Applicable Tax Rate” means the estimated highest aggregate marginal statutory federal, state and local income, franchise and branch profits tax rates (determined taking into account the deductibility of state and local income taxes for federal income tax purposes and the creditability or deductibility of foreign income taxes for federal income tax purposes) (“Tax Rate”) applicable to any Partner on income of the same character and source as the income allocated to such Partner pursuant to Sections 5.04(a) and (b) for such fiscal year, fiscal quarter or other period, as determined by the tax matters partner in its discretion; provided that, in the case of a Partner that is a partnership, grantor trust or other pass-through entity under U.S. federal income tax law, the Tax Rate applicable to such Partner for purposes of determining the Applicable Tax Rate shall be the weighted average of the Tax Rates of such Partner’s members, grantor-owners or other beneficial owners (weighted in proportion to their relative economic interests in such Partner), as determined by the tax matters partner in its discretion; provided, further, that if any such member, grantor-owner or other beneficial owner of such Partner is itself a partnership, grantor trust or other-pass through entity, similar principles shall be applied by the tax matters partner in its discretion to determine the Tax Rate of such member, grantor-owner or other beneficial owner.

“BGC Business” has the meaning set forth in the recitals to this Agreement.

“BGC Holdings, LLC” has the meaning set forth in the preamble to this Agreement.

“BGC Holdings US” has the meaning set forth in the preamble to this Agreement.

“BGC Partners” has the meaning set forth in the recitals to this Agreement.

“BGC Ratio” means, as of any time, the number equal to (a) the aggregate number of U.S. Opco Units held by the BGC Partners Group as of such time divided by (b) the aggregate number of shares of BGC Partners Common Stock issued and outstanding as of such time.

“BGC Partners Common Stock” means (1) prior to the Merger, the common units of BGC Partners (regardless of the class of such common units); and (2) after the Merger, the common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Company” means any member of the BGC Partners Group.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than Holdings and its Subsidiaries, the Partnership and its Subsidiaries and Global Opco and its Subsidiaries).

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by applicable Law or other governmental action to be closed.

“Cantor” has the meaning set forth in the recitals to this Agreement.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the Holdings Group or the BGC Partners Group).

“Capital” means, with respect to any Partner, such Partner’s capital in the Partnership as reflected in such Partner’s Capital Account.

“Capital Account” means, with respect to any Partner, such Partner’s capital account established on the books and records of the Partnership.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware on April 22, 2004.

“Closing of the Books Event” means any of (a) the close of the last day of each calendar year and each calendar quarter, (b) the dissolution of the Partnership, (c) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis amount of property, (d) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, or (e) any other time that the General Partner determines to be appropriate for an interim closing of the Partnership’s books.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Contribution” means “Contribution” as defined in the Separation Agreement.

“Corporate Opportunity” means any business opportunity that the Partnership is financially able to undertake, that is, from its nature, in any of the Partnership’s lines of business, is of practical advantage to the Partnership and is one in which the Partnership has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of BGC Partners, Holdings or their respective Representatives will be brought into conflict with the Partnership’s self-interest.

“Current Market Price” means, as of any date: (a) if shares of BGC Partners Class A Common Stock are listed on an internationally recognized stock exchange, the average of the closing price per share of BGC Partners Class A Common Stock on each of the 10 consecutive trading days ending on such date (it being understood that such price shall be appropriately adjusted in the event that there is a stock dividend or stock split during such 10-consecutive-trading-day period), or (b) if shares of BGC Partners Class A Common Stock are not listed on an internationally recognized stock exchange, the fair value of a share of BGC Partners Class A Common Stock as agreed in good faith by Cantor and the Audit Committee of BGC Partners.

“DGCL” has the meaning set forth in Section 9.02(a).

“Disinterested Director” has the meaning set forth in Section 9.02(i)(i).

“Estimated Proportionate Quarterly Tax Distribution” means the Proportionate Quarterly Tax Distribution calculated using the Tax Matters Partner’s estimate of the aggregate amount of taxable income or gain to be allocated to the Partners pursuant to Section 5.04(a) for the applicable period (excluding any items of income, gain, loss or deduction allocated in respect of any Special Item).

“Estimated Tax Due Date” means (a) in the case of a Partner that is not an individual, the 15th day of each April, June, September and December or (b) in the case of a Partner that is an individual, the 15th day of each April, June, September and January or, in each of cases (a) and (b), if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment.

“Founding/Working Partner Interests” means a Founding Partner Interest or a Working Partner Interest as defined in the Holdings Limited Partnership Agreement.

“General Partner” means BGC Holdings, LLC or any Person who has been admitted, as herein provided, as an additional or substitute general partner, and who has not ceased to be a general partner, each in its capacity as a general partner of the Partnership.

“General Partnership Interest” means, with respect to the General Partner, such Partner’s Units and Capital designated as the “General Partner Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner being a General Partner and having such Units and Capital.

“Global Opco” has the meaning set forth in the recitals to this Agreement.

“Global Opco Units” means “Units” as defined in the Global Opco Limited Partnership Agreement.

“Group” means the Holdings Group or the BGC Partners Group, as applicable.

“Group Transferee” has the meaning set forth in Section 7.02(a)(ii).

“Group Transferor” has the meaning set forth in Section 7.02(a)(ii).

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Company” means any member of the Holdings Group.

“Holdings Group” means Holdings and its Subsidiaries (other than the Partnership and its Subsidiaries and Global Opco and its Subsidiaries).

“Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Holdings, L.P., as amended from time to time.

“Holdings Ratio” means, as of any time, the number equal to (a) the aggregate number of U.S. Opco Units held by the Holdings Group as of such time divided by (b) the aggregate number of Units issued and outstanding as of such time.

“Holdings Units” means “Units” as defined in the Holdings Limited Partnership Agreement.

“Independent Counsel” has the meaning set forth in Section 9.02(i)(ii).

“Interest” means the General Partnership Interest and any Limited Partnership Interest (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest).

“Limited Partner” means any Person who has acquired a Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner under the terms of this Agreement, each in its capacity as a limited partner of the Partnership.

“Limited Partnership Interest” means, with respect to any Limited Partner, such Partner’s Units and Capital designated as a “Limited Partnership Interest” (including, for the avoidance of doubt, designation as a “Special Voting Limited Partnership Interest”) on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Majority in Interest” means Limited Partner(s) holding a majority of the Units underlying the Limited Partnership Interests outstanding as of the applicable record date; provided, however, that if the Holdings Group shall hold a Majority in Interest and the Cantor Group shall hold a majority of the Units underlying the Exchangeable Limited Partnership Interests of Holdings, then “Majority in Interest” for purposes of this Agreement shall mean Cantor.

“Original Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Partners” means the Limited Partners (including, for the avoidance of doubt, the Special Voting Limited Partner) and the General Partner, and “Partner” means any of the foregoing.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Percentage Interest” means, as of the applicable calculation time, with respect to a Partner, the ratio, expressed as a percentage, of the number of Units held by such Partner over the number of Units held by all Partners.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“proceeding” has the meaning set forth in Section 9.02(a).

“Proportionate Quarterly Tax Distribution” means, for each Partner for each fiscal quarter or other applicable period, such Partner’s Proportionate Tax Share for such fiscal quarter or other applicable period.

“Proportionate Tax Share” means, with respect to a Partner, the product of (a) the Tax Distribution for the fiscal year, fiscal quarter or other period, as applicable, and (b) the Percentage Interest of such Partner for such fiscal year, fiscal quarter or other period. In the event that the Percentage Interest of a Partner changes during any fiscal year, fiscal quarter or other period, the Proportionate Tax Share of such Partner and the other Partners, as the case may be, for such fiscal year, fiscal quarter or other period shall be appropriately adjusted to take into account the Partners’ varying interests.

“Publicly Traded Shares” means shares of BGC Partners Common Stock (if listed on any national securities exchange or included for quotation in any quotation system in the United States (even if such shares are restricted securities under the Securities Act) and any shares of capital stock of any other entity, if such shares are of a class that is listed on any national securities exchange or included for quotation in any quotation system in the United States (even if such shares are restricted securities under the Securities Act).

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person.

“REU Interest” means, with respect to any REU Partner, such Partner’s REUs and Capital designated as “REU Interest” on Schedule 4.02 and Schedule 5.01 of the Holdings Limited Partnership Agreement and rights and obligations with respect to Holdings pursuant to the Holdings Limited Partnership Agreement and applicable law by virtue of such Partner holding such REUs and having such Capital.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Item” means the matters set forth on Schedule A.

“Special Voting Limited Partner” means the Limited Partner holding the Special Voting Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner designated as the Special Voting Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner designated as the Special Voting Limited Partner under the terms of this Agreement.

“Special Voting Limited Partnership Interest” means, with respect to the Special Voting Limited Partner, such Partner’s Unit and Capital designated as the “Special Voting Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax Distribution” means, for any fiscal quarter or fiscal year or other period of the Partnership during the term of the Partnership, the product of (a) the aggregate amount of taxable income or gain allocated to the Partners pursuant to Section 5.04(a) for such period (excluding any item of income, gain, loss or deduction allocated in respect of any Special Item) and (b) the Applicable Tax Rate for such period.

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of all or any part of an Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Transferor” means the transferor in a Transfer or proposed Transfer.

“UCC” has the meaning set forth in Section 4.07.

“Unit” means, with respect to any Partner, such Partner’s partnership interest in the Partnership entitling the holder to a share in the Partnership’s profits, losses and operating distributions as provided in this Agreement.

SECTION 1.02. Other Definitional Provisions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, appendix, annex and schedule references not attributed to a particular document shall be references to such exhibits, appendixes, annexes and schedules to this Agreement.

SECTION 1.03. References to Schedules. The General Partner shall maintain and revise from time to time all schedules referred to in this Agreement in accordance with this Agreement. Notwithstanding anything in Section 11.02 to the contrary, any such revision shall not be deemed an amendment to this Agreement, and shall not require any further act, vote or approval of any Person.

ARTICLE II

FORMATION, CONTINUATION AND POWERS

SECTION 2.01. Formation. Effective as of 2:33 p.m., Wilmington, Delaware time, on April 22, 2004, the Partnership was formed pursuant to the laws of the State of Delaware pursuant to a Certificate of Limited Partnership. The Original Limited Partnership Agreement was entered into on July 22, 2004, and was amended and restated on December 7, 2004, and, prior to the effectiveness of this Agreement, as amended and restated on December 7, 2004, constitutes the partnership agreement (as defined in the Act) of the parties thereto. The Original Limited Partnership Agreement shall be amended and restated in its entirety to be this Agreement effective as of September 1, 2008 and this Agreement shall thereafter constitute the partnership agreement (as defined in the Act) of the parties hereto.

SECTION 2.02. Name. The name of the Partnership is “BGC Partners, L.P.”

SECTION 2.03. Purpose and Scope of Activity. The purpose of the Partnership shall be to conduct any and all activities permitted under the Act. The Partnership shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, that are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Partnership.

SECTION 2.04. Principal Place of Business. For purposes of the Act, the principal place of business of the Partnership shall be located in New York, New York or at such other place as may hereafter be designated from time to time by the General Partner. The Partnership, committee and officer meetings shall take place at the Partnership’s principal place of business unless decided otherwise for any particular meeting.

The Partnership may qualify to transact business in such other states and under such assumed business names (for which all applicable assumed business name certificates or filings shall be made) as the General Partner shall determine. Each Partner shall execute, acknowledge, swear to and deliver all certificates or other documents necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in such jurisdictions in which the Partnership may conduct or cease to conduct business, as applicable.

SECTION 2.05. Registered Agent and Office. The registered agent for service of process is, and the mailing address of the registered office of the Partnership in the State of Delaware is in care of, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware. At any time, the Partnership may designate another registered agent and/or registered office.

SECTION 2.06. Authorized Persons. The execution and causing to be filed of the Certificate of Limited Partnership by the applicable authorized Persons on behalf of the General Partner are hereby specifically ratified, adopted and confirmed. The officers of the Partnership and the General Partner are hereby designated as authorized Persons to act in connection with executing and causing to be filed, when approved by the appropriate governing body or bodies hereunder, any certificates required or permitted to be filed with the Secretary of State of the State of Delaware and any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to file in any jurisdiction in which the Partnership is required to make a filing.

SECTION 2.07. Term. The term of the Partnership began on the date the Certificate of Limited Partnership of the Partnership became effective, and the Partnership shall have perpetual existence unless sooner dissolved as provided in Article IX.

SECTION 2.08. Treatment as Partnership. Except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, the parties shall treat the Partnership as a partnership for United States federal income tax purposes and agree not to take any action or fail to take any action which action or inaction would be inconsistent with such treatment.

SECTION 2.09. Compliance with Law. The Partnership shall use its best efforts to comply with any and all governmental requirements applicable to it, including the making of any and all necessary or advisable governmental registrations.

ARTICLE III

MANAGEMENT

SECTION 3.01. Management by the General Partner. (a) Subject to the terms and provisions of this Agreement, the management and control of the business and affairs of the Partnership shall be vested solely in, and directed and exercised solely by, the General Partner. In furtherance of the activities of the Partnership, subject to the terms and provisions of this Agreement, the General Partner shall have all rights and powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware.

(b) Except as otherwise expressly provided herein, the General Partner has full and exclusive power and authority to do, on behalf of the Partnership, all things that are deemed necessary, appropriate or desirable by the General Partner to conduct, direct and manage the business and other affairs of the Partnership and is authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, such actions and execute such documents as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership.

(c) The General Partner agrees to use its best efforts to meet all requirements of the Code and currently applicable regulations, rulings and other procedures of the Internal Revenue Service to ensure that the Partnership will be classified for United States federal income tax purposes as a partnership.

(d) The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement (without limitation on the General Partner’s ability to exercise such powers, authorities or responsibilities directly at any time); provided that, notwithstanding anything herein or in any other agreement to the contrary, the General Partner may remove any such officer, manager or agent, and may revoke any or all such powers, authorities and responsibilities so delegated to any such person, in each case at any time with or without cause. The officers of the Partnership shall consist of such positions and titles that the General Partner may in its discretion designate or create, including a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary or one or more Assistant Secretaries. A single person may hold more than one office. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

Each of such officers shall have such powers and duties with respect to the business and other affairs of the Partnership, and shall be subject to such restrictions and limitations, as are prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(e) Notwithstanding anything to the contrary herein, without the prior written consent of the Limited Partners (by affirmative vote of a Majority in Interest), the General Partner shall not take any action that may adversely affect Cantor’s Purchase Right (as defined in the Separation Agreement) in Section 4.11 of the Separation Agreement.

SECTION 3.02. Role and Voting Rights of Limited Partners; Authority of Partners. (a) Limitation on Role of Limited Partners. No Limited Partner shall have any right of control or management power over the business or other affairs of the Partnership as a result of its status as a Limited Partner except as otherwise provided in this Agreement. No Limited Partner shall participate in the control of the Partnership’s business in any manner that would, under the Act, subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder, including holding himself, herself or itself out to third parties as a general partner of the Partnership; provided that any Limited Partner may be an employee of the Partnership or any of its Affiliates and perform such duties and do all such acts required or appropriate in such role, and no such performance or acts shall subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder. Without limiting the generality of the foregoing, in accordance with, and to the fullest extent permitted by the Act (including Section 17-303 thereof), Limited Partners (directly or through an Affiliate) (i) may consult with and advise the General Partner or any other Person (including, if applicable, the general partner of the General Partner) with respect to any matter, including the business of the Partnership, (ii) may, or may cause the General Partner or any other Person (including, if applicable, the general partner of the General Partner) to, take or to refrain from taking any action, including by proposing, approving, consenting or disapproving, by voting or otherwise, with respect to any matter, including the business of the Partnership, (iii) may transact business with the General Partner (including, if applicable, the general partner of the General Partner) or the Partnership, and (iv) may be an officer, director, partner or stockholder of the General Partner (including, if applicable, the general partner of the General Partner) or have its Representatives serve as officers or directors of the General Partner (including, if applicable, of the general partner of the General Partner) without incurring additional liabilities to third parties.

(b) No Limited Partner Voting Rights. To the fullest extent permitted by Section 17-302(f) of the Act, the Limited Partners shall not have any voting rights under the Act, this Agreement or otherwise, and shall not be entitled to consent to, approve or authorize any actions by the Partnership or the General Partner, except in each case as otherwise provided in this Agreement.

(c) Authority of Partners. Except as set forth herein with respect to the General Partner, no Limited Partner shall have any power or authority, in such Partner’s capacity as a Limited Partner, to act for or bind the Partnership except to the extent that such Limited Partner is so authorized in writing prior thereto by the General Partner. Without limiting the generality of the foregoing, except as set forth herein with respect to the General Partner, no Limited Partner, as such, shall, except as so authorized, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Partnership, whether in the Partnership’s name or otherwise. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner. Each Limited Partner hereby agrees that, except to the extent provided in this Agreement and except to the extent that such Limited Partner shall be the General Partner, it will not participate in the management or control of the business and other affairs of the Partnership, will not transact any business for Partnership and will not attempt to act for or bind the Partnership.

ARTICLE IV

PARTNERS; CLASSES OF PARTNERSHIP INTERESTS

SECTION 4.01. Partners. The Partnership shall have (a) a General Partner and, (b) one or more Limited Partners (including, for the avoidance of doubt, the Special Voting Limited Partner). Schedule 4.01 sets forth the name and address of the Partners. Schedule 4.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or address of the Partners in accordance with this Agreement. Each Person admitted to the Partnership as a Partner pursuant to this Agreement shall be a partner of the Partnership until such Person ceases to be a Partner in accordance with the provisions of this Agreement.

SECTION 4.02. Interests. (a) Generally. (i) Classes of Interests. Interests in the Partnership shall be divided into two classes: (A) a General Partnership Interest; and (B) Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest). The General Partnership Interest and the Limited Partnership Interests shall consist of, and be issued as, Units and Capital. The aggregate number of authorized Units is 600,000,000. The aggregate number of authorized Units shall not be changed, modified or adjusted from that set forth in the immediately preceding sentence; provided that, in the event that the total number of authorized shares of BGC Partners Common Stock under the certificate of incorporation of BGC Partners shall be increased or decreased after the date of this Agreement, then the total number of authorized Units shall be correspondingly increased or decreased by the same number so that the number of the authorized Units equals the number of authorized shares of BGC Partners Common Stock. Any Units repurchased by or otherwise transferred to the Partnership or otherwise forfeited or cancelled shall be cancelled and thereafter deemed to be authorized but unissued, and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.

(ii) Issuances of Additional Units. Any authorized but unissued Units may be issued:

(1)	pursuant to the Contribution and Schedule 2.03 of the Separation Agreement;

(2)	(A) to members of the BGC Partners Group and/or Holdings Group, as the case may be, in connection with an investment in the Partnership by the members of the BGC Partners Group and/or Holdings Group, as the case may be, in each case as provided in Section 4.11 of the Separation Agreement;

(3)	to members of the Holdings Group, in connection with a redemption pursuant to Section 12.03 of the Holdings Limited Partnership Agreement

(4)	as otherwise agreed by each of the General Partner and the Limited Partners (by affirmative vote of a Majority in Interest);

(5)	to BGC Partners or Holdings in connection with a grant of equity by BGC Partners or Holdings, respectively, pursuant to the BGC Holdings, L.P. Participation Plan; and

(6)	to any Partner in connection with a conversion of an issued Unit and Interest into a different class or type of Unit and Interest in accordance with this Agreement;

provided that each Person to be issued additional Units pursuant to clause (1), (2), (3), (4) or (5) of this sentence shall, as a condition to such issuance, execute and deliver to the Partnership an agreement in which the such Person agrees to be admitted as a Partner with respect to such Units and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner; provided, however, that if such Person (A) is at the time of such issuance a Partner of the applicable class of Interests being issued or (B) has previously entered into an agreement pursuant to which such Person shall have agreed to become a Partner and be bound by this Agreement with respect to the applicable class of Interests being issued (which agreement is in effect at the time of such issuance), such Person shall not be required to enter into any such agreements unless otherwise determined by the General Partner. Upon any such issuance, any such Person not already a Partner shall be admitted as a limited partner with respect to the issued Interests.

(b) General Partnership Interest. The Partnership shall have one General Partnership Interest. The Unit issued to the General Partner in respect of such Partner’s General Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Unit in respect of such Partner’s General Partnership Interest in accordance with this Agreement.

(c) Limited Partnership Interests. (i) The Partnership shall have one or more Limited Partnership Interests. The number of Units issued to each Limited Partner in respect of such Partner’s Limited Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Units in respect of such Partner’s Limited Partnership Interest in accordance with this Agreement.

(ii) The Partnership shall have one Limited Partnership Interest designated as the Special Voting Limited Partnership Interest, as provided in Section 4.03(b). There shall only be one (1) Unit associated with the Special Voting Limited Partnership Interest. All other Limited Partnership Interests shall be designated as Limited Partnership Interests.

(d) No Additional Classes of Interests. There shall be no additional classes of partnership interests in the Partnership.

SECTION 4.03. Admission and Withdrawal of Partners. (a) General Partner. (i) The initial General Partner is BGC Holdings, LLC. On the date of this Agreement, immediately following the Separation, BGC Holdings, LLC shall have the General Partnership Interest, which shall have the Unit and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a General Partner, and resignation or withdrawal of any General Partner, shall be governed by Section 7.02.

(iii) Effective immediately upon the Transfer of the General Partner’s entire General Partnership Interest as provided in Section 7.02(c), such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such General Partnership Interest and shall cease to be the General Partner.

(b) Limited Partners. (i) The initial Limited Partners are Holdings and BGC Holdings US, and the initial Special Voting Limited Partner is BGC Holdings, LLC. On the date of this Agreement, immediately following the Separation, the Limited Partners shall have the Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest), which shall have the Units and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a Limited Partner pursuant to any Transfer permitted by Section 7.02(a) or 7.02(b), as applicable, shall be governed by Section 7.02, and the admission of a Person as a Limited Partner in connection with the issuance of additional Units pursuant to Section 4.02(a)(ii) shall be governed by such applicable Section.

(iii) Effective immediately upon the Transfer of a Limited Partner’s entire Limited Partnership Interest as provided in Section 7.02(a) or 7.02(b), as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Limited Partnership Interest, and shall cease to be a Limited Partner.

(c) No Additional Partners. No additional Partners shall be admitted to the Partnership except in accordance with this Article IV.

SECTION 4.04. Liability to Third Parties; Capital Account Deficits. (a) Except as may otherwise be expressly provided by the Act, the General Partner shall have unlimited personal liability for the satisfaction and discharge of all debts, liabilities, contracts and other obligations of the Partnership. The General Partner shall not be personally liable for the return of any portion of the capital contribution of any Limited Partner, the return of which shall be made solely from the Partnership’s assets.

(b) Except as may otherwise be expressly provided by the Act or this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership. Each Limited Partner shall be liable only to make its capital contributions as provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement and shall not be required, after its capital contribution shall have been paid, to make any further capital contribution to the Partnership or to lend any funds to the Partnership except as otherwise expressly provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement. No Limited Partner shall be required to repay the Partnership, any Partner or any creditor of the Partnership any negative balance in such Limited Partner’s Capital Account.

(c) No Limited Partner shall be liable to make up any deficit in its Capital Account; provided that nothing in this Section 4.04(c) shall relieve a Partner of any liability it may otherwise have, either pursuant to the terms of this Agreement or pursuant to the terms of any agreement to which the Partnership or such Partner may be a party.

SECTION 4.05. Classes. Any Person may own one or more classes of Interests. Except as otherwise specifically provided herein, the ownership of other classes of Interests shall not affect the rights or obligations of a Partner with respect to other classes of Interests. As used in this Agreement, the General Partner and the Limited Partners (including the Special Voting Limited Partner) shall be deemed to be separate Partners even if any Partner holds more than one class of Interest. References to a certain class of Interest with respect to any Partner shall refer solely to that class of Interest of such Partner and not to any other class of Interest, if any, held by such Partner.

SECTION 4.06. Certificates. The Partnership may, in the discretion of the General Partner, issue any or all Units in certificated form, which certificates shall be held by the Partnership as custodian for the applicable Partners. The form of any such certificates shall be approved by the General Partner and include the legend required by Section 7.06. If certificates are issued, a transfer of Units will require delivery of an endorsed certificate.

SECTION 4.07. Uniform Commercial Code Treatment of Units. Each Unit in the Partnership shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control. The Partnership shall maintain books for the purpose of registering the transfer of Units. Any transfer of Units shall be effective as of the registration of the transfer of such Units in the books and records of the Partnership.

SECTION 4.08. Priority Among Partners. No Partner shall be entitled to any priority or preference over any other Partner either as to return of capital contributions or as to profits, losses or distributions, except to the extent that this Agreement may be deemed to establish such a priority or preference.

ARTICLE V

CAPITAL AND ACCOUNTING MATTERS

SECTION 5.01. Capital. (a) Capital Accounts. There shall be established on the books and records of the Partnership a Capital Account for each Partner. Schedule 5.01 sets forth the names and the Capital Account of the Partners as of the date of this Agreement. Schedule 5.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or Capital Accounts in accordance with this Agreement.

(b) Capital Contributions. (i) On the date of this Agreement, contributions of assets, property and/or cash shall be made by or on behalf of the Partners listed on Schedule 4.01 in connection with the Contribution, pursuant to the terms set forth in the Separation Agreement.

(ii) In return for such initial contributions, Interests shall be issued or Transferred to the Partners as provided on Schedule 5.01.

(iii) The parties shall treat the contributions described in this Section 5.01(b) as contributions pursuant to Section 721 of the Code in which no gain or loss is recognized to any extent, except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code.

(iv) Except as otherwise provided in Section 5.01(b)(i), no capital contributions shall be required (A) unless otherwise determined by the General Partner and agreed to by the contributing Partner, or (B) unless otherwise determined by the General Partner in connection with the admission of a new Partner or the issuance of additional Interests to a Partner.

(v) The Partnership may invest or cause to be invested all amounts received by the Partnership as capital contributions in its sole and absolute discretion.

SECTION 5.02. Withdrawals; Return on Capital. No Partner shall be entitled to withdraw or otherwise receive any distributions in respect of any Interest (including the associated Units or Capital), except as provided in Section 6.01 or Section 8.03. The Partners shall not be entitled to any return on their Capital.

SECTION 5.03. Maintenance of Capital Accounts. As of the end of each Accounting Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Partnership’s income and gain for such Accounting Period (allocated in accordance with Section 5.04(a)) and (ii) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) contributed to the Partnership by such Partner in respect of such Partner’s related Interest during such Accounting Period, net of liabilities assumed by the Partnership with respect to such other property, and (b) decreasing such balance by (i) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) distributed to such Partner in respect of such class of Interest associated with such Capital Account pursuant to this Agreement, net of liabilities (if any) assumed by such Partner with respect to such other property, and (ii) such Partner’s allocable share of each item of the Partnership’s deduction and loss for such Accounting Period (allocated in accordance with Section 5.04(a)). The balances in each Partners’ Capital Account shall also be adjusted at the time and in the manner permitted by the capital accounting rules of the Treasury Regulation section 1.704-1(b)(2)(iv)(f). The foregoing and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

SECTION 5.04. Allocations and Tax Matters. (a) Book Allocations. After giving effect to the allocations set forth in Section 2 of Exhibit A hereto, for purposes of computing Capital Accounts and allocating any items of income, gain, loss or deduction thereto, with respect to each Accounting Period, all remaining items of income, gain, loss or deduction of the Partnership (calculated in the manner contemplated by the capital accounting rules of the Treasury Regulations promulgated under Section 704(b) of the Code, and regardless of whether the Partnership has net income) shall be allocated among the Capital Accounts of the Interests in proportion to their Percentage Interest as of the end of such Accounting Period; provided, however, that upon any Closing of the Books Event (other than an event described in clauses (a) of such definition), the value of each asset on the books of the Partnership shall be adjusted to equal its gross fair market value (as reasonably determined by the General Partner) at such time, and the amount of such adjustment shall be taken into account as gain (if such adjustment is positive) or loss (if such adjustment is negative) from the disposition of such asset for purposes of this Section 5.04(a); provided, further, that any and all items of income, gain, loss or deduction to the extent resulting from a Special Item will be allocated entirely to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest) held by Partners who are members of the Holdings Group, pro rata in proportion to the number of Units (other than the Units underlying the Special Voting Limited Partnership Interest) held by such Partners. If, after any allocation of items of income, gain, loss or deduction resulting from a Special Item, there is an exchange of an Exchangeable Limited Partnership Interest (as defined in the Holdings Limited Partnership Agreement) or a Founding Partner Interest (as defined in the Holdings Limited Partnership Agreement) with BGC Partners for BGC Partners Common Stock, then (A) the Capital Account of the Limited Partnership Interests provided to BGC Partners in connection with such exchange pursuant to Section 8.07 of the Holdings Limited Partnership Agreement shall be equal to (1) the total Capital for all issued and outstanding Interests, divided by (2) the total number of issued and outstanding Units, multiplied by (3) the number of Units underlying such Limited Partnership Interest (as appropriately adjusted to reflect the impact of any Special Item and the intention of the Parties for Holdings (and not BGC Partners) to realize the economic benefits and burdens of such Special Item); and (B) any increase or decrease in the remaining Capital for all issued and outstanding Interests as a result of clause (A) of this sentence shall be allocated to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest) held by Partners who are members of the Holdings Group, pro rata in proportion to the number of Units (other than the Units underlying the Special Voting Limited Partnership Interest) held by such Partners.

(b) Tax Allocations. Except as otherwise required under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, the Partnership shall cause each item of income, gain, loss or deduction recognized by the Partnership to be allocated among the Partners for U.S. federal, state and local income and, where relevant, non-U.S. tax purposes in the same manner that each such item is allocated to the Partners’ Capital Accounts or as otherwise provided herein. In the event the value of any Partnership assets is adjusted pursuant to the first proviso of Section 5.04(a), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Allocations required by Section 704(c) of the Code shall be made using the “traditional method” described in Treasury Regulation Section 1.704-3(b).

SECTION 5.05. General Partner Determinations. All determinations, valuations and other matters of judgment required to be made for purposes of this Article V, including with respect to allocations to Capital Accounts and accounting procedures and tax matters not expressly provided for by the terms of this Agreement, or for determining the value of any type or form of proceeds, contribution or distributions hereunder shall be made by the General Partner in good faith. In the event that an additional Partner is admitted to the Partnership and contributes property to the Partnership, or an existing Partner contributes additional property to the Partnership, pursuant to this Agreement, the value of such contributed property shall be the fair market value of such property as reasonably determined by the General Partner.

SECTION 5.06. Books and Accounts. (a) The Partnership shall at all times keep or cause to be kept true and complete records and books of account, which records and books shall be maintained in accordance with U.S. generally accepted accounting principles. Such records and books of account shall be kept at the principal place of business of the Partnership by the General Partner. The Limited Partners shall have the right to gain access to all such records and books of account (including schedules thereto) for inspection and view (at such reasonable times as the General Partner shall determine) for any purpose reasonably related to their Interests. The Partnership’s accounts shall be maintained in U.S. dollars.

(b) The Partnership’s fiscal year shall begin on the first day of January and end on the thirty-first day of December of each year, or shall be such other period designated by the General Partner. At the end of each fiscal year, the Partnership’s accounts shall be prepared, presented to the General Partner and submitted to the Partnership’s auditors for examination.

(c) The Partnership’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the General Partner. The Partnership’s auditors shall be entitled to receive promptly such information, accounts and explanations from the General Partner and each Partner that they deem reasonably necessary to carry out their duties. The Partners shall provide such financial, tax and other information to the Partnership as may be reasonably necessary and appropriate to carry out the purposes of the Partnership.

SECTION 5.07. Tax Matters Partner. The General Partner is hereby designated as the tax matters partner of the Partnership, in accordance with the Treasury Regulations promulgated pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. The General Partner shall have the authority, in its sole and absolute discretion, to (a) make an election under Section 754 of the Code on behalf of the Partnership, and each Partner agrees to provide such information and documentation as the General Partner may reasonably request in connection with any such election, (b) determine the manner in which “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) are allocated among the Partners and (c) make any other election or determination with respect to taxes (including with respect to depreciation, amortization and accounting methods).

SECTION 5.08. Tax Information. The Partnership shall use commercially reasonable efforts to prepare and mail as soon as reasonably practicable after the end of each taxable year of the Partnership, to each Partner (and each other Person that was such a Partner during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person.

SECTION 5.09. Withholding. Notwithstanding anything herein to the contrary, the Partnership is authorized to withhold from distributions and allocations to the Partners, and to pay over to any federal, state, local or foreign governmental authority any amounts believed in good faith to be required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and, for all purposes under this Agreement, shall treat such amounts (together with any amounts that are withheld from payments to the Partnership or any of its Subsidiaries attributable to a direct or indirect Partner of the Partnership) as distributed to those Partners with respect to which such amounts were withheld. If the Partnership is obligated to pay any amount to a taxing authority on behalf of (or in respect of an obligation of) a Partner (including, federal, state and local or other withholding taxes), then such Partner shall indemnify the Partnership in full for the entire amount of any Tax (but not any interest, penalties or other expenses associated with such payment).

ARTICLE VI

DISTRIBUTIONS

SECTION 6.01. Distributions in Respect of Partnership Interests. Subject to the remaining sentences of this Section 6.01, the Partnership shall distribute to each Partner from such Partner’s Capital Account (a) on or prior to each Estimated Tax Due Date (i) such Partner’s Estimated Proportionate Quarterly Tax Distribution for such fiscal quarter, plus (ii) with respect to Partners who are members of the Holdings Group, an amount (positive or negative) calculated using the methodology contemplated by the definition “Estimated Proportionate Quarterly Tax Distribution” (taking into account for this purpose items of income, gain, loss or deduction allocated in respect of any Special Item and disregarding all other items) for such fiscal quarter in respect of any items of income, gain, loss or deduction allocated in respect of any Special Item, and (b) as promptly as practicable after the end of each fiscal quarter of the Partnership (as determined by the General Partner) an amount equal to the excess (if any) of (x) the net positive cumulative amount allocated to such Partner’s Capital Account pursuant to Section 5.04(a) or Exhibit A hereto after the date of this Agreement over (y) the amount of any prior distributions to such Partner pursuant to this Section 6.01; provided that in each case appropriate adjustments shall be made to reflect any amounts treated as distributed pursuant to Section 5.09; provided, however, that with the prior written consent of the holders of a Majority in Interest of the Limited Partnership Interests, the Partnership may decrease the total amount distributed by the Partnership pursuant to Section 6.01(b). Notwithstanding anything to the contrary set forth in this Section 6.01, in the event the Partnership is unable to make the distributions contemplated by the foregoing as a result of any Special Item, then the Partnership shall use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners Group in the absence of any such Special Item and to make the Estimated Proportionate Quarterly Tax Distributions to the Cantor Group, and the costs of any such costs borrowing shall be treated as a Special Item. No distributions shall be made by the Partnership except as expressly contemplated by Sections 6.01(a), 6.01(b) and 8.03(a).

SECTION 6.02. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

ARTICLE VII

TRANSFERS OF INTERESTS

SECTION 7.01. Transfers Generally Prohibited. No Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any of rights, title and interest in and to, its Interest, except as permitted by the terms and conditions set forth in this Article VII. The Schedules shall be revised pursuant

SECTION 7.02. to Section 1.03 from time to time to reflect any change in the Partners or Interests to reflect any Transfer permitted by this Article VII.

SECTION 7.03. Permitted Transfers. (a) Limited Partnership Interests. No Limited Partner (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)) may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Limited Partnership Interest (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)), except any such Transfer (i) pursuant to Section 4.02(a)(ii), 4.03(b)(i) in connection with the Contribution and the Separation or Section 7.02(b); (ii) if such Limited Partner shall be a member of the BGC Partners Group or the Holdings Group (the “Group Transferor”), to any member of the BGC Partners Group or the Holdings Group (the “Group Transferee”), including in connection with the exchange of Holdings Units for BGC Partners Common Stock pursuant to the Holdings Limited Partnership Agreement; or (iii) for which the General Partner and the Limited Partners (with such consent to require the affirmative vote of a Majority in Interest) shall have provided their respective prior written consent (which consent shall not be unreasonably withheld or delayed, provided that if such Transfer could reasonably be expected to result in the Partnership being classified or treated as a publicly traded partnership for U.S. federal income tax purposes, the withholding of consent to such Transfer shall not be deemed unreasonable) (including any Transfer to the Partnership).

(b) Special Voting Limited Partnership Interest. The Special Voting Limited Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Special Voting Limited Partnership Interest, except any such Transfer (i) to a wholly owned Subsidiary of Holdings; provided that, in the event that such other Person shall cease to be a wholly owned Subsidiary of Holdings, the Special Voting Limited Partnership Interest shall automatically be Transferred to Holdings, without the requirement of any further action on the part of the Partnership, Holdings or any other person; or (ii) pursuant to Section 4.03(b)(i) in connection with the Contribution and the Separation. Upon removal of any Special Voting Limited Partner, notwithstanding anything herein to the contrary, the Special Voting Limited Partnership Interest shall be transferred to the Person being admitted as the new Special Voting Limited Partner, simultaneously with admission and without the requirement of any action on the part of the Special Voting Limited Partner being removed or any other Person.

(c) General Partnership Interest. The General Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its General Partnership Interest, unless (i) to a new General Partner in accordance with this Section, (ii) with the prior written consent (not to be unreasonably withheld or delayed) of the Special Voting Limited Partner or (iii) pursuant to Section 4.03(a)(i) in connection with the Contribution and the Separation. Any General Partner may be removed at any time, with or without cause, by the Special Voting Limited Partner in its sole and absolute discretion and the General Partner may resign from the Partnership for any reason; provided, however, that, as a condition to any such removal or resignation, (A) the Special Voting Limited Partner shall first appoint another Person as the new General Partner; (B) such Person shall be admitted to the Partnership as the new General Partner (upon the execution and delivery of an agreement to be bound by the terms of this Agreement and such other agreements, documents or instruments requested by the resigning General Partner); and (C) such resigning or removed General Partner shall Transfer its entire General Partnership Interest to the new General Partner. The admission of the new General Partner shall be deemed effective immediately prior to the effectiveness of the resignation of the resigning General Partner, and shall otherwise have the effects set forth in Section 4.03(a)(iii). Upon removal of any General Partner, notwithstanding anything herein to the contrary, the General Partnership Interest shall be transferred to the Person being admitted as the new General Partner, simultaneously with admission and without the requirement of any action on the part of the General Partner being removed or any other Person.

SECTION 7.04. Admission as a Partner Upon Transfer. Notwithstanding anything to the contrary set forth herein, a Transferee who has otherwise satisfied the requirements of Section 7.02 shall become a Partner, and shall be listed as a “Limited Partner,” “Special Voting Limited Partner” or “General Partner” as applicable, on Schedule 4.01, and shall be deemed to receive the Interest being Transferred, in each case only at such time as such Transferee executes and delivers to the Partnership an agreement in which the Transferee agrees to be admitted as a Partner and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner and such agreements (when applicable) shall have been duly executed by the General Partner; provided, however, that if such Transferee is (a) at the time of such Transfer a Partner of the applicable class of Interests being Transferred or (b)

has previously entered into an agreement pursuant to which the Transferee shall have agreed to become a Partner and be bound by this Agreement (which agreement is in effect at the time of such Transfer), such Transferee shall not be required to enter into any such agreements unless otherwise determined by the General Partner; provided, further, that the Transfers, admissions to and withdrawals from the Partnership as Partners, contemplated by Sections 4.03(a)(i) or 4.03(b)(i) shall not require the execution or delivery of any further agreements or other documentation hereunder.

SECTION 7.05. Transfer of Units and Capital with the Transfer of an Interest. Notwithstanding anything herein to the contrary, each Partner who Transfers an Interest shall be deemed to have Transferred the entire Interest, including the associated Units and Capital with respect to such Interest, or, if a portion of an Interest is being Transferred, each Partner who Transfers a portion of an Interest shall specify the number of Units being so Transferred and such Transfer shall include a proportionate amount of Capital with respect to such Interest, to the Transferee.

SECTION 7.06. Encumbrances. No Partner may charge or encumber its Interest or otherwise subject its Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation except in each case for those created by this Agreement.

SECTION 7.07. Legend. Each Partner agrees that any certificate issued to it to evidence its Interests shall have inscribed conspicuously on its front or back the following legend:

THE PARTNERSHIP INTEREST IN BGC PARTNERS, L.P. REPRESENTED BY THIS CERTIFICATE (INCLUDING ASSOCIATED UNITS AND CAPITAL) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND THIS PARTNERSHIP INTEREST MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (INCLUDING, IF APPLICABLE, REGULATION S THEREUNDER) AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THE LIMITED PARTNERSHIP AGREEMENT OF BGC PARTNERS, L.P., AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS STRICT PROHIBITIONS ON TRANSFERS, SALES, ASSIGNMENTS, PLEDGES, HYPOTHECATIONS, ENCUMBRANCES OR OTHER DISPOSITIONS OF THIS PARTNERSHIP INTEREST OR ANY INTEREST THEREIN (INCLUDING ASSOCIATED UNITS AND CAPITAL).

SECTION 7.08. Effect of Transfer Not in Compliance with this Article. Any purported Transfer of all or any part of a Partner’s Interest, or any interest therein, that is not in compliance with this Article VII shall, to the fullest extent permitted by law, be void ab initio and shall be of no effect.

ARTICLE VIII

REDEMPTION

SECTION 8.01. Redemption of Opco Units Following a Redemption of Founding/Working Partner Interests or REU Interest. (a) Founding Partner Interests. Upon any redemption or purchase by Holdings of any Founding Partner Interest pursuant to Section 12.02 or 12.03 of the Holdings Limited Partnership Agreement, Holdings shall cause U.S. Opco and Global Opco to redeem and purchase from Holdings a number of U.S. Opco Units (and the associated U.S. Opco Capital) and cause Global Opco to redeem and purchase from Holdings a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of Units underlying the redeemed or purchased Founding Partner Interest, multiplied by (B) the Holdings Ratio as of immediately prior to the redemption or purchase of such Founding Partner Interest. The aggregate purchase price that the Opcos shall pay to Holdings in such redemption shall be an amount of cash equal to (x) the number of U.S. Opco Units so redeemed multiplied by (y) the Current Market Price; provided that, upon mutual agreement of the General Partner of Holdings, the general partner of U.S. Opco and the general partner of Global Opco, U.S. Opco and Global Opco may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property, valued at its then-fair market value, as determined by them. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand (which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

(b) Working Partner Interests. Upon any redemption or purchase by Holdings of any Working Partner Interest pursuant to Section 12.02 or 12.03 of the Holdings Limited Partnership Agreement, Holdings shall cause U.S. Opco and Global Opco to redeem and purchase from Holdings a number of U.S. Opco Units (and the associated U.S. Opco Capital) and cause Global Opco to redeem and purchase from Holdings a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of Units underlying the redeemed or purchased Working Partner Interest, multiplied by (B) the Holdings Ratio as of immediately prior to the redemption or purchase of such Working Partner Interest. The aggregate purchase price that the Opcos shall pay to Holdings in such redemption shall be an amount of cash equal to the amount required by Holdings to redeem or purchase such Working Partner Interest; provided that, upon mutual agreement of the General Partner of Holdings, the general partner of U.S. Opco and the general partner of Global Opco, U.S. Opco and Global Opco may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property valued at its then-fair market value, as determined by them. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand (which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

(c) REU Interests. Upon any redemption or purchase by Holdings of any REU Interest pursuant to Section 12.02 or 12.03 of the Holdings Limited Partnership Agreement that occurs on or after the Merger, Holdings shall cause U.S. Opco and Global Opco to redeem and purchase from Holdings a number of U.S. Opco Units (and the associated U.S. Opco Capital) and cause Global Opco to redeem and purchase from Holdings a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of Units underlying the redeemed or purchased REU Interest, multiplied by (B) the Holdings Ratio as of immediately prior to the redemption or purchase of such REU Interest. The aggregate purchase price that the Opcos shall pay to Holdings in such redemption shall be an amount of cash equal to the amount required by Holdings to redeem or purchase such REU Interest (including the REU Post-Termination Payment, if any); provided that, upon mutual agreement of the General Partner of Holdings, the general partner of U.S. Opco and the general partner of Global Opco, U.S. Opco and Global Opco may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property valued at its then-fair market value, as determined by them. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand (which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

SECTION 8.02. Optional Redemption of Opco Units In Connection With a Repurchase of BGC Partners, Inc. Common Stock. (a) At the election of BGC Partners, in connection with a repurchase by BGC Partners of its Class A Common Stock or a similar action, U.S. Opco and Global Opco, directly or indirectly through their subsidiaries, shall redeem and purchase from BGC Partners a number of U.S. Opco Units (and the associated U.S. Opco Capital) and a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of shares of BGC Partners Common Stock repurchased or expected to be repurchased multiplied by (B) the BGC Ratio as of immediately prior to the such repurchase or expected repurchase or similar action. The aggregate purchase price that the Opcos shall pay to BGC Partners in such redemption shall be an amount of cash equal to the gross amount paid or expected to be paid by BGC Partners to repurchase its stock or take similar action, including any commissions paid. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand (which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

ARTICLE IX

DISSOLUTION

SECTION 9.01. Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) an election to dissolve the Partnership made by the General Partner; provided that such dissolution shall require the prior approval of (x) a majority vote of a quorum consisting of Disinterested Directors and (y) the Limited Partners (by affirmative vote of a Majority in Interest);

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(d) entry of a decree of judicial dissolution under Section 17-802 of the Act.

None of the Partners shall have any right to terminate, dissolve or have redeemed their class of Interests or, except for the General Partner and otherwise to the fullest extent permitted by law, to terminate, windup or dissolve the Partnership. Absent the approval of a majority vote of a quorum consisting of Disinterested Directors, each Partner shall use its reasonable best efforts to prevent the dissolution of the Partnership.

SECTION 9.02. Liquidation. Upon a dissolution pursuant to Section 9.01, the Partnership’s business and assets shall be wound up promptly in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership. In performing its duties, the General Partner is authorized to sell, exchange or otherwise dispose of the Partnership’s business and assets in accordance with the Act in any reasonable manner that the General Partner determines to be in the best interests of the Partners. Upon completion of the winding-up of the Partnership, the General Partner shall prepare and submit to each Limited Partner a final statement with respect thereto.

SECTION 9.03. Distributions. (a) In the event of a dissolution of the Partnership pursuant to Section 9.01, the Partnership shall apply and distribute the proceeds of the dissolution as provided below:

(i) first, to the creditors of the Partnership, including Partners that are creditors of the Partnership to the extent permitted by law, in satisfaction of the liabilities of the Partnership (by payment or by the making of reasonable provision for payment thereof, including the setting up of any reserves which the General Partner determines, in its sole and absolute discretion, are necessary therefor);

(ii) second, to the repayment of any loans or advances that may have been made by any of the Partners to the Partnership;

(iii) third, to the Partners in proportion to (and to the extent of) the positive balances in their respective Capital Accounts; and

(iv) thereafter, to the Partners in proportion to their respective Percentage Interests.

(b) Cancellation of Certificate of Limited Partnership. Upon completion of a liquidation and distribution pursuant to Section 9.03(a) following a dissolution of the Partnership pursuant to Section 9.01, the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware. The Partnership’s existence as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership as provided in the Act.

SECTION 9.04. Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.

SECTION 9.05. Deficit Restoration. Upon the termination of the Partnership, no Limited Partner shall be required to restore any negative balance in his, her or its Capital Account to the Partnership. The General Partner shall be required to contribute to the Partnership an amount equal to its respective deficit Capital Account balances within the period prescribed by Treasury Regulation section 1.704-1(b)(2)(ii)(c).

ARTICLE X

INDEMNIFICATION AND EXCULPATION

SECTION 10.01. Exculpation. Neither a General Partner nor any Affiliate or director or officer of a General Partner or any such Affiliate shall be personally liable to the Partnership or the Limited Partners for a breach of this Agreement or any fiduciary duty as a General Partner or as an Affiliate or director or officer of a General Partner or any such Affiliate, except to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of such Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification. A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion. A General Partner may exercise any of the powers granted to it by this Agreement and perform any of the obligations imposed on it hereunder either directly or by or through one or more agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner with due care.

SECTION 10.02. Indemnification. (a) Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a or has agreed to become a General Partner, or any director or officer of the General Partner or of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while surviving as a director, officer, employee or agent, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment), as if the Company were a corporation organized under the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.02(c), the Partnership shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 10.02 shall be a contract right and shall include the right to be paid by the Partnership the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its financial disposition; provided, however, that if applicable law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of an undertaking by or on behalf of such director for officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 10.02 or otherwise. The Partnership may, by action of the General Partner, provide indemnification to employees and agents of the Partnership with the same scope and effect as the foregoing indemnification of directors and officers.

(b) To obtain indemnification under this Section 10.02, a claimant shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and are reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.02(b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (x) by the board of directors of BGC Partners by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (y) if a quorum of the board of directors of BGC Partners consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors of BGC Partners, a copy of which shall be delivered to the claimant, or (z) if a quorum of Disinterested Directors so directs, by the affirmative vote of a Majority in Interest. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the board of directors of BGC Partners unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the BGC Partners, Inc. Amended and Restated Long Term Incentive Plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors of BGC Partners. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under Section 10.02(a) is not paid in full by the Partnership within thirty (30) days after a written claim pursuant to Section 10.02(b) has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than it permitted the Partnership to provide prior to such amendment) for the Partnership to indemnify the claimant for the amount claimed if the Partnership were a corporation organized under the DGCL, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership (including the board of directors of BGC Partners, independent legal counsel or its holders of Interests) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Partnership (including the board of directors of BGC Partners or independent legal counsel or its holders of Interests) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to Section 10.02(b) that the claimant is entitled to indemnification, the Partnership shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.02(c).

(e) The Partnership shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.02(c) that the procedures and presumptions of this Section 10.02 are not valid, binding and enforceable and shall stipulate in such proceeding that the Partnership is bound by all the provisions of this Section 10.02.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10.02 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of the Limited Partners (by affirmative vote of a Majority in Interest) or Disinterested Directors or otherwise. No amendment or other modification of this Section 10.02 shall in any way diminish or adversely affect the rights of a General Partner, a Limited Partner or any directors, officers, employees or agents of the General Partner in respect of any occurrence or matter arising prior to any such repeal or modification.

(g) The Partnership may, to the extent authorized from time to time by the General Partner, grant rights to indemnification, and rights to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 10.02 with respect to the indemnification and advancement of expenses of a General Partner, a Limited Partner or any directors and officers of the General Partner.

(h) If any provision or provisions of this Section 10.02 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 10.02 (including each portion of this Section 10.02 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 10.02 (including each such portion of this Section 10.02 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) For purposes of this Article IX:

(i) “Disinterested Director” means a director of BGC Partners who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any Person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Partnership or the claimant in an action to determine the claimant’s rights under this Section 10.02.

(j) Any notice, request or other communication required or permitted to be given to the Partnership under this Section 10.02 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Partner and shall be effective only upon receipt by the General Partner.

SECTION 10.03. Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Partnership or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the Act if the Partnership were a corporation organized under the DGCL. To the extent that the Partnership maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights of indemnification have been granted as provided in Section 10.02 shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

SECTION 10.04. Subrogation. In the event of payment of indemnification to a Person described in Section 10.02, the Partnership shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Partnership, shall execute all documents and do all things that the Partnership may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Partnership effectively to enforce any such recovery.

SECTION 10.05. No Duplication of Payments. The Partnership shall not be liable under this Article X to make any payment in connection with any claim made against a person described in Section 10.02 to the extent such Person has otherwise received payment (under any insurance policy or otherwise) of the amounts otherwise payable as indemnity hereunder.

SECTION 10.06. Survival. This Article X shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments. (a) Except as provided in Section 1.03 with respect to this Agreement or Section 2.01 with respect to the Certificate of Limited Partnership, the Certificate of Limited Partnership and this Agreement may not be amended except with (and any such amendment shall be authorized upon obtaining) the approval of each of the General Partner and the Limited Partners (by the affirmative vote of a Majority in Interest); provided that this Agreement shall not be amended to (i) amend any provisions which require the consent of a specified percentage in interest of the Limited Partners without the consent of that specified percentage in interest of the Limited Partners; (ii) alter the interest of any Partner in the amount or timing of distributions or the allocation of profits, losses or credits (other than any such alteration caused by the acquisition of additional Units by any Partner or the issuance of additional Units to any Person pursuant to this Agreement or as otherwise expressly provided herein), if such alteration would either (A) materially adversely affect the economic interest of a Partner in the Partnership or (B) materially adversely affect the value of Interests, without the consent of (x) the Partners holding at least two-thirds of all Units in the case of an amendment applying in a substantially similar manner to all classes of Interests or (y) two-thirds in interest of the affected class or classes of the Partners in the case of any other amendment; or (iii) amend this Agreement to alter the Special Voting Limited Partner’s ability to remove a General Partner; provided, however, that the General Partner may authorize, without further approval of any other Person or group, (1) any amendment to this Agreement to correct any technicality, incorrect statement or error apparent on the face hereof in order to further the intent of the parties hereto or (2) correction of any formality or error apparent on the face hereof or incorrect statement or defect in the execution hereof. Any merger or consolidation of the Partnership with any third party that shall amend or otherwise modify the terms of this Agreement shall require the approval of the Persons referred to above to the extent the approval of such Persons would have been required had such amendment or modification been effected by an amendment to this Agreement.

SECTION 11.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any of the Partners. Except as provided in Article X with respect to Persons entitled to indemnification pursuant to such Article, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

SECTION 11.03. Waiver of Notice. Whenever any notice is required to be given to any Partner or other Person under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Partners (if any shall be called) or the General Partner need be specified in any waiver of notice of such meeting.

SECTION 11.04. Jurisdiction and Forum; Waiver of Jury Trial. (a) Each of the Partners agrees, to the fullest extent permitted by law, that all Actions arising out of or in connection with this Agreement, the Partnership’s affairs, the rights or interests of the Partners or the estate of any deceased Partner (to the extent that they are related to any of the foregoing), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or any breach or termination or alleged breach or termination of this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Partners hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Partners hereby expressly waives, to the fullest extent permitted by law, any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts; and (iv) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. With respect to any action arising out of or relating to this agreement or any obligation hereunder, each Partner irrevocably and unconditionally, to the fullest extent permitted by law, (x) agrees to appoint promptly upon request from the Partnership authorized agents for the purpose of receiving service of process in any suit, action or proceeding in Wilmington, Delaware; (y) consents to service of process in any suit, action or proceeding in such jurisdictions; and (z) consents to service of process by mailing a copy thereof to the address of the Partner determined under Section 11.07 by U.S. registered or certified mail, by the closest foreign equivalent of registered or certified mail, by a recognized overnight delivery service, by service upon any agent specified pursuant to clause (x) above, or by any other manner permitted by applicable law,

(b) EACH PARTNER WAIVES ANY RIGHT TO REQUEST OR OBTAIN A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING GOVERNED BY THE TERMS OF THIS AGREEMENT OR PERTAINING TO THE MATTERS GOVERNED BY THIS AGREEMENT. “MATTERS GOVERNED BY THIS AGREEMENT” SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY AND ALL MATTERS AND AGREEMENTS REFERRED TO IN THIS AGREEMENT AND ANY DISPUTES ARISING WITH RESPECT TO ANY SUCH MATTERS AND AGREEMENTS.

(c) The Partners acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Partnership shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 11.05. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns, any additional Partner admitted in accordance with the provisions hereof and any successor to a trustee of a trust that is or becomes a party hereto.

SECTION 11.06. Confidentiality. Each Partner recognizes that confidential information has been and will be disclosed to such Partner by the Partnership and its Subsidiaries. Each Partner expressly agrees, whether or not at the time a Partner of the Partnership or providing services to the Partnership and/or any of its Subsidiaries, to (i) maintain the confidentiality of, and not disclose to any Person without the prior written consent of the Partnership, any financial, legal or other advisor to the Partnership, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its affiliates (including any Affiliate) or any dispute that shall not be generally known to the public or the securities industry and (ii) not to use such confidential information other than for the purpose of evaluating such Partner’s investment in the Partnership or in connection with the discharge of any duties to the Partnership or its affiliates such Partner may have in such Partner’s capacity as an officer, director, employee or agent of the Partnership or its affiliates. Notwithstanding Section 11.04 or any other provision herein to the contrary, each Partner agrees that money damages would not be a sufficient remedy for any breach of this Section 11.06 by such Partner, and that in addition to all other remedies, the Partnership shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Each Partner agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

SECTION 11.07. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in Person, properly transmitted by telecopier or one (1) Business Day after it has been sent by an internationally recognized overnight courier to the address for notices shown in the Partnership’s records (or any other address provided to the Partnership in writing for this purpose) or, if given to the Partnership, to the principal place of business of the Partnership in New York, New York. Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective as stated above. Each Partner may from time to time change its address for notices under this Section 11.07 by giving at least five (5) days’ prior written notice of such changed address to the Partnership.

SECTION 11.08. No Waiver of Rights. No failure or delay on the part of any Partner in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power. The waiver by any Partner of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

SECTION 11.09. Power of Attorney. Each Partner agrees that, by its execution of this Agreement, such Partner irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact coupled with an interest, with full power and authority, in its name, place and stead to make, execute, acknowledge and record (a) all certificates, instruments or documents, including fictitious name or assumed name certificates, as may be required by, or may be appropriate under, the laws of any state or jurisdiction in which the Partnership is doing or intends to do business and (b) all agreements, documents, certificates or other instruments amending this Agreement or the Certificate of Limited Partnership that may be necessary or appropriate to reflect or accomplish (i) a change in the name or location of the principal place of business of the Partnership or a change of name or address of a Partner, (ii) the disposal or increase by a Partner of his Interest in the Partnership or any part thereof, (iii) a distribution and reduction of the capital contribution of a Partner or any other changes in the capital of the Partnership, (iv) the dissolution or termination of the Partnership, (v) the addition or substitution of a Person becoming a Partner of the Partnership and (vi) any amendment to this Agreement, in each case only to the extent expressly authorized and conducted in accordance with the preceding sections of this Agreement. The power granted hereby is coupled with an interest and shall survive the subsequent disability or incapacity of the principal.

SECTION 11.10. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be modified to the minimum extent necessary to cause it to be enforceable, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

SECTION 11.11. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

SECTION 11.12. Entire Agreement. This Agreement amends and restates in its entirety the Original Limited Partnership Agreement. This Agreement, including the exhibits, annexes and schedules hereto and the Ancillary Agreements, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 11.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

SECTION 11.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

SECTION 11.15. Opportunity; Fiduciary Duty. To the greatest extent permitted by law and except as otherwise set forth in this Agreement, but notwithstanding any duty otherwise existing at law or in equity:

(a) None of any Holdings Company or BGC Partners Company or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Holdings Company or BGC Partners Company or any of their respective Representatives be liable for breach of fiduciary duty to, the Partnership or the holders of Interests. In taking any action, making any decision or exercising any discretion with respect to the Partnership, each Holdings Company and BGC Partners Company and their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Partnership, the holders of Interests or any other Person, or (ii) to abstain from participating in any vote or other action of the

Partnership or any Affiliate thereof, or any board, committee or similar body of any of the foregoing. None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall violate a duty or obligation to the Partnership merely because such Person’s conduct furthers such Person’s own interest, except as specifically set forth in Section 11.15(c). Any BGC Partners Company, Holdings Company or any of their respective Representatives may lend money to, and transact other business with, the Partnership and its Representatives. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Partnership or any of its Representatives are the same as those of a Person who is not involved with the Partnership or any of its Representatives, subject to other applicable law. No transaction between any BGC Partners Company, Holdings Company or any of their respective Representatives, on the one hand, with the Partnership or any of its Representatives, on the other hand, shall be voidable solely because any BGC Partners Company, Holdings Company or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any BGC Partners Company, Holdings Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Partnership and its Representatives, or (ii) doing business with any of the Partnership’s or its Representatives’ clients or customers. In the event that any BGC Partners Company, Holdings Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any BGC Partners Company, Holdings Company or any of their respective Representatives, on the one hand, and the Partnership or its Subsidiaries, on the other hand, such BGC Partners Company, Holdings Company or any of its Subsidiaries, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Partnership or its Representatives. None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall be liable to the Partnership, the holders of Interests or its Representatives for breach of any fiduciary duty by reason of the fact that any BGC Partners Company, Holdings Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Partnership or any of its Representatives.

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of a BGC Partners Company and/or a Holdings Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, and such Person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Partnership, then such Person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (ii) shall not be liable to the Partnership, the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such Person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom; provided that a BGC Partners Company and/or Holdings Company may pursue such Corporate Opportunity if the Partnership shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is not presented to a Person who is both a Representative of the Partnership and a Representative of a BGC Partners Company and/or a Holdings Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, such Person shall not be obligated to present such Corporate Opportunity to the Partnership or to act as if such Corporate Opportunity belongs to the Partnership, and such Person shall (A) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (B) shall not be liable to the Partnership, any of the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (C) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom.

(d) Any Person purchasing or otherwise acquiring any Interest shall be deemed to have notice of and to have consented to the provisions of this Section 11.15.

(e) Except to the extent otherwise modified herein, each officer of the Partnership shall have fiduciary duties identical to those of officers of business corporations organized under the DGCL. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) of a director, officer or other Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Person.

(f) Neither the alteration, amendment, termination, expiration or repeal of this Section 11.15 nor the adoption of any provision of this Agreement inconsistent with this Section 11.15 shall eliminate or reduce the effect of this Section 11.15 in respect of any matter occurring, or any cause of Action that, but for this Section 11.15, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

SECTION 11.16. Reimbursement of Expenses. All costs and expenses incurred in connection with the ongoing operation or management of the business of the Partnership or its Subsidiaries shall be borne by the Partnership or its Subsidiaries, as the case may be.

SECTION 11.17. Effectiveness. The Original Limited Partnership Agreement was effective for all financial and accounting purposes as of July 22, 2004 and thereafter on April 1, 2008. This Agreement shall be effective as of September 1, 2008.

SECTION 11.18. Parity of Units. It is the non-binding intention of each of the Partners, Global Opco and the Partnership that the number of outstanding Units shall at all times equal the number of outstanding Global Opco Units, except with respect to issuances of Holdings Limited Partnership Interests in connection with an acquisition of another business. Accordingly, in the event of any issuance or repurchase by Global Opco of Global Opco Units other than in connection with an acquisition, it is the non-binding intention of each of the Partners, Global Opco and the Partnership that there be a parallel issuance or repurchase transaction by the Partnership so that the number of outstanding Units shall at all times equal the number of outstanding Global Opco Units, and the parties to this Agreement agree to cooperate to effect the intent of this Section 11.18.

IN WITNESS WHEREOF, this Agreement has been duly executed by the general partner and the limited partners as of the day and year first written above.

BGC HOLDINGS, LLC, as general partner

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Managing Director

BGC HOLDINGS, L.P., as a limited partner

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Managing Director

BGC HOLDINGS US, INC., as a limited partner

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Vice President

BGC FINANCIAL GROUP, INC., as a limited partner

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Vice President

[Signature Page to the Amended and Restated Agreement of

Limited Partnership of BGC Partners, L.P., dated as of September 1, 2008, by and among BGC Holdings, LLC, Holdings and BGC Holdings US, BGC Financial Group, Inc. and the Persons to be admitted as Partners or otherwise parties hereto

EXHIBIT A

Certain Tax Related Matters

Section 1. Definitions Relating to Allocations and Capital Account Maintenance.

a. “Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii) Debit to such Capital Account the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the “alternate test of economic effect” provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

b. “Partnership Minimum Gain” shall have the meaning attributed to the term “partnership minimum gain” set forth in Treasury Regulation sections 1.704-2(b)(2) and 1.704-2(d).

c. “Issuance Items” has the meaning set forth in Section 2(h) of this Exhibit A.

d. “Partner Nonrecourse Debt” has the meaning attributed to the term “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).

e. “Partner Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation section 1.704-2(i)(3).

f. “Partner Nonrecourse Deductions” has the meaning attributed to the term “partner nonrecourse deductions” in Treasury Regulation sections 1.704-2(i)(1) and 1.704-2(i)(2).

g. “Nonrecourse Deductions” has the meaning set forth in Treasury Regulation section 1.704-2(b)(1).

h. “Nonrecourse Liability” has the meaning set forth in Treasury Regulation section 1.704-2(b)(3).

i. “Regulatory Allocations” has the meaning set forth in Section 2(i) of this Exhibit A.

j. “Treasury Regulations” shall mean the Income Tax Regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (including corresponding provisions of succeeding regulations).

Section 2. Special Allocations.

The following special allocations shall be made in the following order, prior to the allocations specified in Section 5.04(a) of this Agreement:

a. Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation sections 1.704-2(f)(6) and 1.704-2(j)(2). This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

b. Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2). This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

c. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as promptly as possible; provided, that, an allocation pursuant to this provision shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this provision were not in the Agreement.

d. Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any fiscal year that is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess, as promptly as possible; provided, that, an allocation pursuant to this provision shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 2(c) and this Section 2(d) of this Exhibit A were not in the Agreement.

e. Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated among the Partners in proportion to their respective Percentage Interests.

f. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i)(1).

g. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain or loss and such gain or loss shall be specially allocated to the Partners in accordance with their Percentage Interests in the event Treasury Regulation section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulation section 1.704-1(b)(2)(iv)(m)(4) applies.

h. Curative Allocations. The allocations set forth in Sections 2(a) through 2(h) of this Exhibit A and Section 3 of this Exhibit A (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the tax matters partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance (and the amount distributable to each Partner pursuant to Section 6.01 of this Agreement) is, to the extent possible, equal to the Capital Account balance such Partner would have had (and the amount that would have been distributable to such Partner pursuant to Section 6.01 of this Agreement) if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.04(a) of this Agreement. In exercising discretion with respect to such offsetting special allocations, the tax matter partner shall take into account future Regulatory Allocations under Sections 2(a) and 2(b) of this Exhibit A that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 2(e) and 2(f) of this Exhibit A.

Section 3. Limitation on Loss Allocation to Partners Based on Adjusted Capital Accounts. Losses allocated pursuant to Section 5.04(a) of this Agreement shall not exceed the maximum amount of losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year (or increase any existing Adjusted Capital Account Deficit). In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 5.04(a) of this Agreement, the limitation set forth in this Section 3 of this Exhibit A shall be applied on a Partner-by-Partner basis and losses not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partner’s Capital Accounts so as to allocate the maximum permissible losses to each Partner under Treasury Regulation section 1.704-1(b)(2)(ii)(d).

Schedule A

Special Item

National Australia Bank Limited v. BGC International and BGC Capital Markets (Japan) LLC, and matters to the extent related to or arising from the foregoing